Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended

Registration Number 333-127483

PROSPECTUS SUPPLEMENT NO. 3

(To the Prospectus dated March 30, 2006)

27,936,667 Shares of

Common Stock

This Prospectus Supplement supplements the prospectus dated March 30, 2006 (the “Prospectus”) relating to the sale by the holders of Common Stock of CNX Gas Corporation.

This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “CXG.”

This Prospectus Supplement is filed solely for the purposes of reflecting changes in holdings of existing selling stockholders under the Prospectus and a selling stockholder who has acquired shares of Common Stock included for resale in this Prospectus from an existing selling stockholder. As of June 23, 2006, the Selling Stockholder table included under the Section “SELLING STOCKHOLDERS”, which begins on page 95 in the Prospectus, is revised to amend the information with respect to the following selling stockholders:

Name of Selling Stockholder (1A)	Number of Outstanding Shares	Percent	Number of Shares of Common Stock that may be sold in Offering
ING Columbia Small Cap Value II Portfolio (133)†	2,686	*	2,686

Pioneer Small Cap Value VCT Portfolio (90)	8,014	*	8,014

*	Less than 1%.
†	Broker-dealer affiliate

(1A)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements if and when necessary.
(133)	Jarl Ginsberg and Christian Stadlinger, acting as portfolio managers for Columbia Management Advisors, LLC, the sub-adviser for the selling stockholders have voting and dispositive power over these shares. The “Number of Outstanding Shares” reflects the maximum number that the selling stockholder is permitted to sell pursuant to the prospectus and does not reflect any prior sales pursuant to the prospectus that may have been made by such selling stockholder prior to the date hereof.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 30, 2006.